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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                            The John Nuveen Company
--------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   478035108
                        ------------------------------
                                (CUSIP Number)

                                March 30, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



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                                 SCHEDULE 13G

  CUSIP NO. 476035108
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               George W. Connell

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          484,700
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             484,700
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          484,700
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      484,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.98%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------


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Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1

     (a) Name of Issuer:
         The John Nuveen Company

     (b) Address of Issuer's Principal Executive Offices:
         333 West Wacker Drive, Chicago, IL 60606


Item 2

     (a) Name of Person Filing:
         George W. Connell

     (b) Address of Principal Business Office or, if none, Residence:
         Three Radnor Corporate Center, Suite 450, Radnor, PA 19087-4570

     (c) Citizenship:
         U.S.A.

     (d) Title of Class of Securities:
         Class A Common Stock

     (e) CUSIP Number:
         478035108

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

     (c) [_]  Insurance Company as defined in Section 3(a)(19) of the Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



  If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]



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Item 4. Ownership.


     (a)  Amount beneficially owned: 484,700

     (b)  Percent of class:  6.98%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 484,700

          (ii)  Shared power to vote or to direct the vote: none.

          (iii) Sole power to dispose or to direct the disposition of: 484,700

          (iv)  Shared power to dispose or to direct the disposition of: none.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of a Group.

         N/A

Item 10. Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                            SIGNATURE PAGE FOLLOWS



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 31, 2001                         /s/ George W. Connell
                                              ----------------------------------
                                                  George W. Connell


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